Exhibit (d)(9)

ETFIS Series TRUST I

SUB-ADVISORY AGREEMENT

_________, 2015

[Sub-Adviser]

RE: Sub-Advisory Agreement

Ladies and Gentlemen:

ETFis Series Trust I (the “Trust”) is an open-end investment company of the series type registered under the Investment Company Act of 1940 (the “Act”), and is subject to the rules and regulations promulgated thereunder. The shares of the Trust are offered or may be offered in several Funds, including ______________ (sometimes hereafter referred to as the “Fund”).

Etfis Capital LLC (the “Adviser”) evaluates, recommends, selects and retains sub-advisers for the Fund and the other series of the Trust and is responsible for the day-to-day management of the Fund.

1.	Engagement as a Sub-Adviser. The Adviser, being duly authorized, hereby engages ______________ (the “Sub-Adviser”) as the discretionary sub-adviser to invest and reinvest the assets of the Fund on the terms and conditions set forth herein.

2.	Acceptance of Engagement; Standard of Performance. The Sub-Adviser accepts its engagement as the discretionary sub-adviser for the Fund and agrees to use its best professional judgment to make investment decisions for the Fund in accordance with the provisions of this Agreement and as set forth in Schedule A attached hereto and made a part hereof.

3.	Services of Sub-Adviser. In providing management services to the Fund, the Sub-Adviser will be subject to the investment objectives, policies and restrictions of the Trust as they apply to the Fund and as set forth in the Fund’s then current prospectus (“Prospectus”), statement of additional information (“Statement of Additional Information”) filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s Registration Statement and Form 19b-4 application filed with the SEC, as the same may be periodically amended and provided to the Sub-Adviser by the Adviser, and to the investment restrictions set forth in the Act and the Rules thereunder, the supervision and control of the Trustees of the Trust (the “Trustees”), and instructions from the Adviser. The Sub-Adviser will not, without the Trust’s prior written approval, effect any transactions that would cause the Fund at the time of the transaction to be out of compliance with any of such restrictions or policies.

4.	Transaction Procedures. All transactions for the Fund will be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund. The Sub-Adviser will not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Sub-Adviser will advise the Custodian and confirm in writing to the Trust all investment orders for the Fund placed by it with brokers and dealers at the time and in the manner set forth in the Custody Agreement by and between the Trust, on behalf of the Fund, and the Custodian (as amended from time to time). The Trust will issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust will be responsible for all custodial arrangements and the payment of all custodial charges and fees and, upon giving proper instructions to the Custodian, the Sub-Adviser will have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5.	Allocation of Brokerage. The Sub-Adviser will have authority and discretion to select brokers and dealers to execute Fund transactions initiated by the Sub-Adviser, and to select the markets on or in which the transactions will be executed.

A.	In placing orders for the sale and purchase of securities for the Fund, the Sub-Adviser’s primary responsibility will be to seek the best execution of orders at the most favorable prices. However, this responsibility will not obligate the Sub-Adviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Sub-Adviser reasonably believes that the broker or dealer selected by it can be expected to obtain a “best execution” market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Sub-Adviser, viewed in terms of either that particular transaction or of the Sub-Adviser’s overall responsibilities with respect to its clients, including the Fund, as to which the Sub-Adviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

B.	The Sub-Adviser may manage other portfolios and expects that the Fund and other portfolios the Sub-Adviser manages will, from time to time, purchase or sell the same securities. The Sub-Adviser may aggregate orders for the purchase or sale of securities on behalf of the Fund with orders on behalf of other portfolios the Sub-Adviser manages. Securities purchased or proceeds of securities sold through aggregated orders, as well as expenses incurred in the transaction, will be allocated to the account of each portfolio managed by the Sub-Adviser that bought or sold such securities in a manner considered by the Sub-Adviser to be equitable and consistent with the Sub-Adviser’s fiduciary obligations in respect of the Fund and to such other accounts.

C.	The Sub-Adviser will not execute any transactions for the Fund with a broker or dealer that is (i) an “affiliated person” (as defined in the Act) of the Trust, the Sub-Adviser, any sub-adviser to any other series of the Trust, or the Adviser; (ii) a principal underwriter of the Trust’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter; in each case, unless such transactions are permitted by applicable law or regulation and carried out in compliance with any applicable policies and procedures of the Trust. The Trust will provide the Sub-Adviser with a list of brokers and dealers that are “affiliated persons” of the Trust or the Adviser, and applicable policies and procedures.

D.	Consistent with its fiduciary obligations to the Trust in respect of the Fund and the requirements of best price and execution, the Sub-Adviser may, under certain circumstances, arrange to have purchase and sale transactions effected directly between the Fund and another account managed by the Sub-Adviser (“cross transactions”), provided that such transactions are carried out in accordance with applicable law or regulation and any applicable policies and procedures of the Trust adopted on behalf of the Fund.

6.	Proxies.

A.	Unless the Adviser or the Trust gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser, or a third party designee acting under the authority and supervision of the Sub-Adviser, will review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets of the Fund. Unless the Adviser or the Trust gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser will, in compliance with the proxy voting procedures of the Fund then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested. The Adviser will cause the Custodian to forward promptly to the Sub-Adviser all proxies upon receipt, so as to afford the Sub-Adviser a reasonable amount of time in which to determine how to vote such proxies. The Sub-Adviser agrees to provide the Adviser in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Trust to file Form N-PX as required by Rule 30b1-4 under the Act.

B.	The Sub-Adviser is authorized to deal with reorganizations, exchange offers and other voluntary corporate actions with respect to securities held in the Fund in such manner as the Sub-Adviser deems advisable, unless the Trust or the Adviser otherwise specifically directs in writing. With the Adviser’s approval, the Sub-Adviser will also have the authority to: (i) identify, evaluate and
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pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Sub-Adviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Sub-Adviser deems to be in the best interest of the Fund or required by applicable law, including ERISA, and (iv) employ suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the Fund.

7.	Prohibited Conduct. In providing the services described in this Agreement, the Sub-Adviser’s responsibility regarding investment advice hereunder is limited to the Fund, and the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to the Trust or any other investment company sponsored by the Adviser or its affiliates regarding transactions for the Trust in securities or other assets. The Trust will provide the Sub-Adviser with a list of investment companies sponsored by the Adviser and the Sub-Adviser will be in breach of the foregoing provision only if the investment company is included in such a list provided to the Sub-Adviser prior to such prohibited action. In addition, the Sub-Adviser will not (i) without the prior written consent of the Trust and the Adviser, delegate any obligation assumed pursuant to this Agreement to any unaffiliated third party, and (ii) will not delegate under any circumstances its obligation hereunder to provide investment advisory services to the Fund.

8.	Information and Reports.

A.	The Sub-Adviser will keep the Trust and the Adviser informed of developments relating to its duties as Sub-Adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect the Fund or the Trust. In this regard, the Sub-Adviser will provide the Trust, the Adviser and their respective officers with such periodic reports concerning the obligations the Sub-Adviser has assumed under this Agreement as the Trust and the Adviser may from time to time reasonably request. In addition, prior to each meeting of the Trustees, the Sub-Adviser will provide the Adviser and the Trustees with reports regarding the Sub-Adviser’s management of the Fund during the most recently completed quarter, which reports: (i) will include Sub-Adviser’s representation that its performance of its investment management duties hereunder is in compliance with the Trust’s investment objectives and practices, the Act and applicable rules and regulations under the Act, and the diversification and minimum “good income” requirements of Subchapter M under the Internal Revenue Code of 1986, as amended, and (ii) otherwise will be in such form as may be mutually agreed upon by the Sub-Adviser and the Adviser.

B.	Each of the Adviser and the Sub-Adviser will provide the other party with a list, to the best of the Adviser’s or the Sub-Adviser’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Sub-Adviser, as the case may be, and each of the Adviser and Sub-Adviser agrees promptly to update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

C.	The Sub-Adviser will also provide the Adviser with any information reasonably requested by the Adviser regarding its management of the Fund required for any shareholder report, amended registration statement, or Prospectus supplement to be filed by the Trust with the SEC.

9.	Fees for Services. The compensation of the Sub-Adviser for its services under this Agreement will be calculated and paid by the Adviser in accordance with the attached Schedule B. Pursuant to the Investment Advisory Agreement between the Trust and the Adviser, the Adviser is solely responsible for the payment of fees to the Sub-Adviser.

10.	Limitation of Liability. Except as otherwise stated in this Agreement, the Sub-Adviser will not be liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this
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Agreement, or in accordance with specific directions or instructions from the Trust; provided, however, that such acts or omissions will not have constituted a material breach of the investment objectives, policies and restrictions applicable to the Fund as defined in the Prospectus and Statement of Additional Information, or a material breach of any laws, rules, regulations or orders applicable to the Fund, and that such acts or omissions will not have resulted from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence, or reckless disregard of its obligations and duties hereunder.

11.	Confidentiality. Subject to the duty of the Sub-Adviser and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto will treat as confidential all information pertaining to the Fund and the actions of the Sub-Adviser and the Trust in respect thereof. Notwithstanding the foregoing, the Trust and the Adviser agree that the Sub-Adviser may (i) disclose in marketing materials and similar communications that the Sub-Adviser has been engaged to manage assets of the Fund pursuant to this Agreement, and (ii) include performance statistics regarding the Fund in composite performance statistics regarding one or more groups of Sub-Adviser's clients published or included in any of the foregoing communications, provided that the Sub-Adviser does not identify any performance statistics as relating specifically to the Fund.

12.	Assignment. This Agreement will terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. The Sub-Adviser will notify the Trust and the Adviser in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Trust to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Sub-Adviser.

13.	Representations, Warranties and Agreements

A.	The Sub-Adviser represents, warrants and agrees that:

1.	It is registered with the SEC as an “investment adviser” under the Investment Advisers Act of 1940, as amended (“Advisers Act”).
2.	It will maintain, keep current and preserve such records on behalf of the Trust, in the manner required or permitted by the Act and the Rules thereunder as are required of an investment adviser of a registered investment company (to the extent applicable), which shall include, without limitation, those records set forth on Schedule C. The Sub-Adviser agrees that such records are the property of the Trust, and will be surrendered to the Trust or to the Adviser as agent of the Trust promptly upon request of either. The Trust acknowledges that Sub-Adviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.
3.	It will maintain a written code of ethics (the “Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-l under the Act and will provide the Trust and the Adviser with a copy of the Code of Ethics and evidence of its adoption. It will institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Sub-Adviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Trust. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Sub-Adviser will certify to the Trust and to the Adviser that the Sub-Adviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), or that any persons covered under its Code of Ethics has divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if such a violation has occurred, that appropriate action was taken in response to such violation. Annually, the Sub-Adviser will furnish to the Trust and the Adviser a written report which complies with the requirements of Rule 17j-1 concerning the Sub-Adviser’s Code of Ethics. The Sub-Adviser will permit the Trust and the Adviser to examine the reports required to be made by the Sub-Adviser under Rules 204A-1(b) and 17j-l(d)(1) and this subparagraph.

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4.	It has adopted and implemented, and throughout the term of this Agreement will maintain in effect and implement, written policies and procedures reasonably designed to prevent violation, by it and its supervised persons, of the Advisers Act and the rules that the SEC has adopted under the Advisers Act. Throughout the term of this Agreement, the Sub-Adviser will provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of Sub-Adviser’s compliance policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Act. The Sub-Adviser has provided the Trust with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Trust and/or the Adviser. The Sub-Adviser agrees to cooperate with periodic reviews by the Trust’s and/or the Adviser’s compliance personnel of the Sub-Adviser’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Trust and/or the Adviser from time to time such additional information and certifications in respect of the Sub-Adviser’s policies and procedures, compliance by the Sub-Adviser with federal securities laws and related matters as the Trust’s and/or the Adviser’s compliance personnel may reasonably request. The Sub-Adviser agrees to promptly notify the Adviser of any compliance violations which affect the Fund.

5.	The Sub-Adviser will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the Act or otherwise. The Sub-Adviser will also immediately notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

B.	The Trust represents, warrants and agrees that:

1.	The Trust is a statutory trust established pursuant to the laws of State of Delaware;
2.	The Trust is duly registered with the SEC as an investment company under the 1940 Act;
3.	The execution, delivery and performance of this Agreement are within the Trust’s powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the 1940 Act) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Trust;
4.	No consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and
5.	This Agreement constitutes a legal, valid and binding obligation enforceable against the Trust in accordance with its terms.
C.	The Adviser represents, warrants and agrees that:
1.	The Adviser is a limited liability company duly established and validly existing under the laws of the State of Delaware and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;
2.	The Adviser is duly registered with the SEC as an “investment adviser” under the Advisers Act;
3.	The Adviser has been duly appointed by the Trustees and shareholders of the Trust to provide investment services to the Trust as contemplated by the advisory contract;
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4.	The execution, delivery and performance of this Agreement are within Adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Adviser;
5.	No consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and
6.	This Agreement constitutes a legal, valid and binding obligation enforceable against Adviser.
14.	No Personal Liability. Reference is hereby made to the Declaration of Trust establishing the Trust, a copy of which has been filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name “ETFis Series Trust I” refers to the Trustees under said Declaration of Trust as Trustees, and not personally, and no Trustee, shareholder, officer, agent or employee of the Trust will be held to any personal liability in connection with the affairs of the Trust; only the trust estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Sub-Adviser nor any of its officers, directors, partners, shareholders or employees will, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Trust or of any successor of the Trust, whether such liability now exists or is hereafter incurred for claims against the trust estate.

15.	Entire Agreement; Amendment. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements pertaining to the subject matter of this Agreement. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and the Trust, which amendment, other than amendments to Schedules A, C and D, is subject to the approval of the Trustees and the shareholders of the Fund as and to the extent required by the Act, subject to any applicable orders of exemption issued by the SEC.

16.	Effective Date; Term. This Agreement will become effective on the date set forth on the first page of this Agreement (the “Effective Date”), and will continue in effect until the date that is two years from the Effective Date. The Agreement will continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

17.	Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Trust (as defined in the Act), upon 30 days’ prior written notice to the Adviser and the Sub-Adviser, (ii) by the Sub-Adviser upon 30 days’ prior written notice to the Adviser and the Trust, or (iii) by the Adviser upon 30 days’ written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by the Adviser or the Board immediately upon the material breach by the Sub-Adviser of this Agreement or by the Sub-Adviser immediately upon the material breach by the Adviser of this Agreement. This Agreement will terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement will terminate automatically and immediately in the event of its “assignment”, as such term is defined in and interpreted under the terms of the Act and the rules promulgated thereunder. Provisions of this Agreement relating to indemnification will survive any termination of this Agreement.

18.	Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement will be administered, construed and enforced according to the laws of the State of Delaware.

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19.	Severability. If any term or condition of this Agreement will be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement will not be affected thereby, and each and every term and condition of this Agreement will be valid and enforced to the fullest extent permitted by law.

20.	Notices. Any notice or other communication required to be given pursuant to this Agreement will be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as will be designated by any party in a written notice to the other party.

(a)	To the Trust at:

ETFis Series Trust I

6 E. 39th Street, 10th Floor

New York, NY 10016

Attention: William J. Smalley

(b)	To the Adviser at:

Etfis Capital LLC

6 E. 39th Street, 10th Floor

New York, NY 10016

Attention: William J. Smalley

(c)	To the Sub-Adviser at:

________________

________________

________________

Attn: ___________

Telephone: ___________
Facsimile: ___________
E-mail: ___________

21.	Certifications. The Sub-Adviser hereby warrants and represents that it will provide the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Trust necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR and Form N-Q as required under the Sarbanes-Oxley Act of 2002 to the extent that such reporting and certifications relate to the Sub-Adviser’s duties and responsibilities under this Agreement. Sub-Adviser will provide a quarterly certification in a form substantially similar to that attached as Schedule D.

22.	Indemnification. The Sub-Adviser will indemnify and hold harmless the Adviser and the Trust from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) (collectively, “Losses”) arising from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph will be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser or the Trust (as applicable), is caused by or is otherwise directly related to (i) any breach by the Adviser or Trust (as applicable) of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Adviser or Trust (as applicable) in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or the Fund or the omission to state therein a material fact known to the Adviser or Trust (as applicable) that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Sub-Adviser or the Trust, or the omission of such information, by the Adviser or Trust (as applicable) for use therein.

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The Trust will indemnify and hold harmless the Sub-Adviser from and against any and all Losses arising from the Trust’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Trust’s obligation under this Paragraph will be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to (i) any breach by the Sub-Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or the Fund or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust, or the omission of such information, by the Sub-Adviser for use therein.

A party seeking indemnification hereunder (the “Indemnified Party”) will (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

No party will be liable to another party for consequential damages under any provision of this Agreement.

23.	Relationship of Parties. The Adviser, the Trust and Sub-Adviser are not partners or joint venturers with each other and nothing in this Agreement will be construed so as to make them partners or joint venturers or impose any liability as such on either of them. Sub-Adviser will perform its duties under this Agreement as an independent contractor and not as an agent of the Trust, the Trustees or the Adviser.
24.	Receipt of Disclosure Document. The Trust and the Adviser acknowledge receipt, at least 48 hours prior to entering into this Agreement, of a copy of Part 2A of the Sub-Adviser’s Form ADV containing certain information concerning the Sub-Adviser and the nature of its business.
25.	Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts will be construed together and will constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission will be binding and effective to the same extent as original signatures.

(Signature page follows.)

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ETFis Series Trust I

By: /s/William J. Smalley

Name: William J. Smalley

Title: President

ETFIS CAPITAL LLC

By: /s/ Brint Frith

Name: Brint Frith

Title: President

ACCEPTED:

_________________________________________

By:	________________________________

Name:

Title:

SCHEDULES:	A.	Sub-Adviser Functions

B.	Sub-Advisory Fee

C.	Records to be Maintained by the Sub-Adviser

D.	Form of Sub-Certification

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SCHEDULE A

SUB-ADVISER FUNCTIONS

With respect to managing the investment and reinvestment of the Fund’s assets, the Sub-Adviser will provide, at its own expense:

(a)	An investment program for the Fund consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and the Adviser in paragraph 3 of this Sub-Advisory Agreement and implementation of that program;

(b)	Periodic reports, on at least a quarterly basis, in form and substance acceptable to the Adviser, with respect to: i) compliance with the Code of Ethics and the Trust’s code of ethics; ii) compliance with procedures adopted from time to time by the Trustees of the Trust relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of Fund assets in accordance with the then prevailing Prospectus and Statement of Additional Information pertaining to the Fund and governing laws, regulations, rules and orders; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered "illiquid" for the purposes of complying with the Fund’s limitation on acquisition of illiquid securities; v) any and all other reports reasonably requested in accordance with or described in this Agreement; and vi) the implementation of the Fund’s investment program, including, without limitation, analysis of Fund performance;

(c)	Promptly after filing with the SEC an amendment to its Form ADV, a copy of such amendment to the Adviser and the Trustees;

(d)	Attendance by appropriate representatives of the Sub-Adviser at meetings requested by the Adviser or Trustees at such time(s) and location(s) as reasonably requested by the Adviser or Trustees; and

(e)	Notice to the Trustees and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(f)	Provide reasonable assistance in the valuation of securities including the participation of appropriate representatives at fair valuation committee meetings.

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SCHEDULE B

SUB-ADVISORY FEE

For services provided to the Trust, the Adviser will pay to the Sub-Adviser a fee, payable monthly in arrears, equal to 50% of the net advisory fee payable by the Fund to the Adviser for such month.

For this purpose, the “net advisory fee” means the advisory fee paid by the Fund to the Adviser for investment advisory services under the Adviser’s investment advisory agreement with the Fund, after accounting for any applicable fee waiver and/or expense limitation agreement, which will not include reimbursement of the Adviser for any expenses or recapture of prior waivers.  In the event that the Adviser waives its entire fee and also assumes expenses of the Trust pursuant to an applicable expense limitation agreement, the Sub-Adviser will similarly waive its entire fee and will share in the expense assumption by promptly paying to the Adviser (or its designee) 50% of the assumed amount.  However, because the Sub-Adviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Sub-Adviser together, then the Adviser will pay to the Sub-Adviser 50% of the amount recaptured (to the extent that the Sub-Adviser has fully complied with its prior obligations to assume such amounts then being recaptured).

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SCHEDULE C

RECORDS TO BE MAINTAINED BY THE SUB-ADVISER

1.	(Rule 31a-1(b)(5) and (6)) A record of each brokerage order, and all other Fund purchases and sales, given by the Sub-Adviser on behalf of the Trust for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records will include:

A.	The name of the broker;
B.	The terms and conditions of the order and of any modifications or cancellations thereof;
C.	The time of entry or cancellation;
D.	The price at which executed;
E.	The time of receipt of a report of execution; and
F.	The name of the person who placed the order on behalf of the Trust.

2.	(Rule 31a-1(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of Fund securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A.	Will include the consideration given to:
(i)	The sale of shares of the Trust by brokers or dealers.
(ii)	The supplying of services or benefits by brokers or dealers to:

(a) The Trust,

(b) The Adviser,

(c) The Sub-Adviser, and

(d) Any person other than the foregoing.

(iii)	Any other consideration other than the technical qualifications of the brokers and dealers as such.
B.	Will show the nature of the services or benefits made available.
C.	Will describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.
D.	Will show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3.	(Rule 31a-1(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of Fund securities. Where a committee or group makes an authorization, a record will be kept of the names of its members who participate in the authorization. There will be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of Fund securities and such other information as is appropriate to support the authorization.*

4.	(Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Advisers Act, to the extent such records are necessary or appropriate to record the Sub-Adviser’s transactions for the Trust.

5.	Records as necessary under Trust policies and procedures, including without limitation those related to valuation determinations.

* Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold) or any internal reports or subadviser review.

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SCHEDULE D

FORM OF SUB-CERTIFICATION

To:
Re:	Sub-Adviser’s Form N-CSR and Form N-Q Certification for the [Name of Fund].
From:	[Name of Sub-Adviser]

Representations in support of Investment Company Act Rule 30a-2 certifications of Form N-CSR and Form N-Q.

[Name of Fund].

In connection with your certification responsibility under Rule 30a-2 and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, I have reviewed the following information presented in the schedule of investments for the period ended [Date of Reporting Period] (the “Report”) which forms part of the N-CSR or N-Q, as applicable, for the Trust.

Schedule of Investments

Our organization has designed, implemented and maintained internal controls and procedures, designed for the purpose of ensuring the accuracy and completeness of relevant portfolio trade data transmitted to those responsible for the preparation of the Schedule of Investments. As of the date of this certification there have been no material modifications to these internal controls and procedures.

In addition, our organization has:

a.	Designed such internal controls and procedures to ensure that material information is made known to the appropriate groups responsible for servicing the above-mentioned mutual Trust.
b.	Evaluated the effectiveness of our internal controls and procedures, as of a date within 90 days prior to the date of this certification and we have concluded that such controls and procedures are effective.
c.	In addition, to the best of my knowledge, there has been no fraud, whether or not material, that involves our organization’s management or other employees who have a significant role in our organization’s control and procedures as they relate to our duties as Sub-Adviser to the Fund.

I have read the draft of the Report which I understand to be current as of [Date of Reporting Period] and based on my knowledge, such draft of the Report does not, with respect to the Fund, contain any untrue statement of a material fact or omit to state a material fact necessary to make the information contained therein, in light of the circumstances under which such information is presented, not misleading with respect to the period covered by such draft Report.

I have disclosed, based on my most recent evaluation, to the Fund’s Chief Accounting Officer:

a.	All significant changes, deficiencies and material weakness, if any, in the design or operation of the Sub-Adviser’s internal controls and procedures which could adversely affect the Registrant’s ability to record, process, summarize and report financial data with respect to the Fund in a timely fashion;
b.	Any fraud, whether or not material, that involves the Sub-Adviser’s management or other employees who have a significant role in the Sub-Adviser’s internal controls and procedures for financial reporting.

I certify that to the best of my knowledge:

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a.	The Sub-Adviser’s Portfolio Manager(s) has/have complied with the restrictions and reporting requirements of the Code of Ethics (the “Code”). The term Portfolio Manager is as defined in the Code.
b.	The Sub-Adviser has complied with the Prospectus and Statement of Additional Information of the Fund and the Policies and Procedures of the Fund as adopted by the Fund Board of Trustees.
c.	I have no knowledge of any compliance violations except as disclosed in writing to the Virtus Compliance Department by me or by the Sub-Adviser’s compliance administrator.
d.	The Sub-Adviser has complied with the rules and regulations of the 33 Act and 40 Act, and such other regulations as may apply to the extent those rules and regulations pertain to the responsibilities of the Sub-Adviser with respect to the Fund as outlined above.
e.	Since the submission of our most recent certification there have not been any divestments of securities of issuers that conduct or have direct investments in business operations in Sudan.

This certification relates solely to the Fund named above and may not be relied upon by any other Trust or entity.

The Sub-Adviser does not maintain the official books and records of the above Fund. The Sub-Adviser’s records are based on its own portfolio management system, a record-keeping system that is not intended to serve as the Fund official accounting system. The Sub-Adviser is not responsible for the preparation of the Report.

[Name of Sub-Adviser]	Date

[Name of Authorized Signer]

[Title of Authorized Signer]

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